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                                                                   Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm



We consent to the to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the 2003 Stock Incentive Plan of Pinnacle Airlines Corp. of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Pinnacle Airlines Corp., Pinnacle Airlines Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pinnacle Airlines Corp., included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


Memphis, Tennessee                                        /s/ ERNST & YOUNG LLP
May 2, 2005